Prospectus Supplement No. 4
Filed Pursuant to Rule 424(b)(3)
File No. 333-137829

CAPSOURCE FINANCIAL, INC.

2305 Canyon Boulevard, Suite 103

Boulder, CO 80302

(303) 245-0515

Prospectus Supplement No. 4

(to Final Prospectus dated August 14, 2007)

This Prospectus Supplement No. 4 supplements and amends the final prospectus dated August 14, 2007, as supplemented and amended by Supplement No. 1 thereto dated August 15, 2007, Supplement No. 2 thereto dated August 20, 2007 and Supplement No. 3 thereto dated August 23, 2007 (collectively, the “Final Prospectus”), relating to the sale from time to time of up to 18,086,265 shares of our common stock by certain selling shareholders.

On November 2, 2007, we filed with the U.S. Securities and Exchange Commission the attached Form 8-K relating to our entry into a loan agreement with Randolph M. Pentel, Chairman of the Board of Directors and our largest shareholder.

This Prospectus Supplement No. 4 should be read in conjunction with the Final Prospectus and is qualified by reference to the Final Prospectus except to the extent that the information in this Prospectus Supplement No. 4 supersedes the information contained in the Final Prospectus.

Our shares of common stock are quoted on the OTC Bulletin Board and trade under the ticker symbol “CPSO.” On September 18, 2007, the last reported sale price of our common stock was $1.15 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 6 of the Final Prospectus dated August 14, 2007.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement No. 4 is truthful or complete. Any representation to the contrary is a criminal offense.

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The date of this Prospectus Supplement No. 4 is November 2, 2007.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 Or 15 (d) of the

Securities Exchange Act Of 1934

Date of Report (Date of Earliest Event Reported): October 31, 2007

CapSource Financial, Inc.

(Exact Name of Registrant as Specified in Charter)

Colorado	1-31730	84-1334453
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2305 Canyon Boulevard, Suite 103 Boulder, CO	80302
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(303) 245-0515

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Since the beginning of our operations, Randolph M. Pentel, the Chairman of our Board of Directors and our largest shareholder, has provided the majority of our financial support through both equity investment and debt funding. On October 31, 2007 we entered into a Master Term Loan Agreement with Mr. Pentel, pursuant to which we may borrow up to an aggregate amount of $750,000 (“Term Loan Agreement”). Prior to executing this Term Loan Agreement, Mr. Pentel made advances to the Company to fund working capital needs from time to time during 2007 in varying amounts that were not material when considered individually. However the aggregate amount of all such advances has now reached a level ($606,000) the Company considers material. Further, while Mr. Pentel was issued a separate Promissory Note for each individual advance in the aggregate principal amount of each advance, there was no written loan agreement providing overall terms and conditions for loans to the Company. As a result the Term Loan Agreement evidences not only the terms and conditions under which potential future debt funding may be made available by Randolph Pentel but also documents all advances made during 2007. Each loan has a term of one year from the date of the advance and bears interest between 9.5% to 12% per annum. Interest will be accrued and paid when the individual loan matures. The foregoing description is qualified in its entirety by reference to the Term Loan Agreement and that appears as Exhibits 10.1 hereto and incorporated by reference into this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above in Item 1.01 is incorporated by reference into this Item 2.03.

In the event of default under either of the Term Loan Agreements or any of the Promissory Notes, the lender may make all sums of interest and principal under such Term Loan Agreement or Promissory Note immediately due and payable. Each of the following constitutes an event of default under the Term Loan Agreements and the Promissory Notes:

(a)          Our failure to pay the principal or interest under the Term Loan Agreement or the Note when due and continuation of such failure for a period of five (5) business days following the date the payment first becomes due;

(b)          If any of our representations and warranties made in the Term Loan Agreement, or Promissory Notes are proven not to have been true and correct in any material respect as of the date of such agreement;

(c)          If we (i) fail to pay our debts as they become due or commence any insolvency proceedings with respect to ourselves, or (ii) an involuntary insolvency proceeding is filed against us, or a custodian, receiver, trustee, assignee for the benefit of creditors, or other similar official is appointed to take possession, custody or control of our properties and such involuntary insolvency proceeding, petition or appointment is acquiesced to by us or is not dismissed within sixty days, or (iii) our business is dissolved or terminated;

(d)          We are in default beyond any applicable period of grace or cure under any other agreement involving the borrowing of money, the purchase of property, the advance of credit or any other monetary liabilities of any kind t the lender or to any person which results in the acceleration of payment of such obligation in an amount in excess of $25,000;

(e)          Any governmental or regulatory authority takes any judicial or administrative action, that would have a material adverse effect, and which cannot be cured by us within thirty days of such action;

(f)          Any sale, transfer or other disposition of all or a substantial or material part of our assets, including without limitation to any trust or similar entity, shall occur where such sale, transfer, lease or other disposition of assets would constitute a material adverse change; or

(g)          Any judgment(s) singly or in the aggregate in excess of $50,000 is entered against us which remain unsatisfied, unvacated or unstayed pending appeal for thirty or more days after entry thereof; or

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(h)          We fail to perform or observe any covenant contained in the Term Loan Agreement or the Promissory Note(s) and the breach of such covenant is not cured within thirty days after the sooner to occur of our receipt of notice of such breach from the lender or the date on which such breach first becomes known to any of our officers, provided that if such breach is not capable of being cured within such 30 day period and we timely notify the lender of such fact and we diligently pursue such cure, then the cure period shall be extended to the date requested in our notice, but in no event more than forty-five days from the initial breach.

The foregoing description is qualified in its entirety by reference to the Term Loan Agreement that appears as Exhibit 10.1 hereto and incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits

(d)	See Exhibit Index.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPSOURCE FINANCIAL, INC. (Registrant)
Date: October 31, 2007	By:	/s/ Steven E. Reichert
		Name:	Steven E. Reichert
		Title:	Vice President and General Counsel

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EXHIBIT INDEX

Exhibit Number	Description

10.1	Term Loan Agreement between the Registrant, Randolph M. Pentel dated October 31, 2007.
10.2	Form of Promissory Note.

EXHIBIT 10.1

MASTER TERM LOAN AGREEMENT

This MASTER TERM LOAN AGREEMENT is entered into as of October 31, 2007, between CapSource Financial, Inc. a Colorado corporation (“Borrower”), and Randolph M. Pentel, an individual residing in Minnesota (“Lender”).

WHEREAS, Lender has agreed to make available to Borrower a term loan upon and subject to the terms and conditions set forth in this Agreement;

WHEREAS, Borrower and Lender have conducted substantial negotiations of the Agreement in the State of Minnesota; and

WHEREAS, Borrower has delivered this Agreement and the Note (defined below) in the State of Minnesota.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1 - DEFINITIONS

The definitions appearing in this Agreement or any supplement or addendum to this Agreement, shall be applicable to both the singular and plural forms of the defined terms:

“AGREEMENT” means this Master Term Loan Agreement as it may be amended or supplemented from time to time.

“BANKRUPTCY CODE” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. ss.101, et Seq.), as amended.

“BASIC INTEREST” means the accrued interest due and payable on the outstanding Loan Amount as calculated at the Designated Rate.

“BORROWING DATE” means the Business Day on which the proceeds of a Loan are disbursed by Lender.

“BUSINESS DAY” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“COMMITMENT AMOUNT” means the obligation of Lender to make a Loan to Borrower in an aggregate, original principal amount equal to the LOAN AMOUNT .

“DEFAULT” means an event which with the giving of notice, passage of time, or both would constitute an Event of Default.

“DEFAULT RATE” is defined in SECTION 2.5.

“DESIGNATED RATE” means a fixed rate of interest per annum between nine and one-half percent (91/2%) and twelve percent (12%).

“EVENT OF DEFAULT” is defined in ARTICLE 7.

“INSOLVENCY PROCEEDING” means (a) any case, action or proceeding before any court or other governmental authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“LOAN(s)” means the extension of credit by Lender under SECTION 2 of this Agreement.

“LOAN AMOUNT” means the original principal amount of any Loan extended by the Lender up to Seven Hundred Fifty Thousand Dollars ($750,000).

“LOAN DOCUMENTS” means, individually and collectively, this Agreement, the Note and all other contracts, instruments, addenda and documents executed in connection with this Agreement or the extensions of credit which are the subject of this Agreement.

“MATERIAL ADVERSE EFFECT” or “MATERIAL ADVERSE CHANGE” means (a) a material adverse change in, or a material adverse effect upon, the operations, revenues, assets, business, properties, or condition (financial or otherwise) of Borrower; (b) a material impairment of the ability of Borrower to perform under any Loan Document or under any material agreement of the Borrower; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against Borrower of any Loan Document.

“MATURITY DATE” means, one (1) year from the Borrowing Date of any Loan and is the date on which payment of all outstanding principal and accrued interest with respect to such Loan is due.

“NOTE” means a promissory note substantially in the form of EXHIBIT “A” hereto, executed by Borrower evidencing an individual Loan under this Agreement.

“OBLIGATIONS” means all debts, liabilities, obligations, covenants and duties arising under any Loan Document, owing by Borrower to Lender, whether direct or indirect (including those acquired by assignment), absolute or contingent, liquidated or unliquidated, due or to become due, now existing or hereafter arising.

“TERMINAL PAYMENT” means, with respect to a Loan, an amount payable on the Maturity Date of the Loan equal to the Loan Amount and any accrued but unpaid Basic Interest under the Loan.

ARTICLE 2 - THE COMMITMENT AND LOANS

2.1 THE COMMITMENT. Subject to the terms and conditions of this Agreement, Lender agrees to make one or more term Loans together totaling an amount equal to the Loan Amount to Borrower. The Commitment is not a revolving credit commitment, and Borrower shall not have the right to repay and re-borrow hereunder. Upon Borrower’s receipt of a Loan under this agreement, the Borrower will issue to Lender a Note in the form attached as EXHIBIT A in the original principal amount equal to the amount of each Loan.

2.2 PAYMENT OF THE NOTE(s): Each Note shall be payable as follows: (a) Basic Interest shall be accrued from the Borrowing Date and paid on the Maturity Date; and (b) the Terminal Payment shall be paid on the Maturity Date.

2.3 INTEREST. Basic Interest on the outstanding Loan Amount shall accrue daily at the Designated Rate from the Borrowing Date through the Maturity Date.

2.4 INTEREST RATE CALCULATION. Basic Interest, along with charges and fees under this Agreement and any Loan Document, shall be calculated for actual days elapsed on the basis of a 365-day year. In no event shall Borrower be obligated to pay Lender interest, charges or fees at a rate in excess of the highest rate permitted by applicable law from time to time in effect.

2.5 DEFAULT INTEREST. Any unpaid payments of Basic Interest or the Terminal Payment shall bear interest from their respective maturities, whether scheduled or accelerated, at the Designated Rate for such Loan PLUS five percent (5.00%) per annum (the “Default Rate”), until paid in full, whether before or after judgment (the “Default Interest”). Borrower shall pay the Default Interest on the demand of Lender.

2.6 LENDER’S RECORDS. Basic Interest, Default Interest, Terminal Payment and all other sums owed under any Loan Document shall be evidenced by entries in records customarily maintained by Lender for such purpose. Each payment on and any other credits with respect to Basic Interest, Default Interest or Terminal Payment and all other sums outstanding under any Loan Document shall be evidenced by entries in such records. Absent manifest error, Lender’s records shall be conclusive evidence thereof; provided, however, that the failure of Lender to maintain such records or any error therein shall not in any manner affect the obligations of Borrower to repay the Loan or any interest or fees called for herein.

2.7 PROMISE TO PAY; MANNER OF PAYMENT. Borrower absolutely and unconditionally promises to pay to Lender principal, interest and all other amounts payable hereunder, or under any other Loan Document, without any right of rescission and without any deduction whatsoever, including any deduction for any setoff, counterclaim or recoupment, or any other event. All payments made by Borrower shall be made on the date when due in U.S. Dollars.

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants that, as of the Borrowing Date, except as set forth on a Schedule of Exceptions (“Schedule of Exceptions”) to be amended from time to time:

3.1 DUE ORGANIZATION. Borrower is a corporation duly organized and validly existing in good standing under the laws of Colorado, and is duly qualified to conduct business and is in good standing in each other jurisdiction in which its business is conducted or its properties are located, except where the failure to be so qualified would not have a Material Adverse Effect.

3.2 AUTHORIZATION, VALIDITY AND ENFORCEABILITY. The execution, delivery and performance of all Loan Documents executed by Borrower are within Borrower’s powers, have been duly authorized, and are not in conflict with Borrower’s articles of incorporation or by-laws, or the terms of any charter or other organizational document of Borrower, as amended from time to time; and all such Loan Documents constitute valid and binding obligations of Borrower, enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights in general, and subject to general principles of equity).

3.3 COMPLIANCE WITH APPLICABLE LAWS. Borrower has complied with all licensing, permit and fictitious name requirements necessary to lawfully conduct the business in which it is engaged, and to any sales, leases or the furnishing of services by Borrower, including without limitation those requiring consumer or other disclosures, the noncompliance with which would have a Material Adverse Effect.

3.4 NO CONFLICT. The execution, delivery, and performance by Borrower of all Loan Documents are not in conflict with any law, rule, regulation, order or directive, or any indenture, agreement, or undertaking to which Borrower is a party or by which Borrower may be bound or affected.

3.5 NO LITIGATION, CLAIMS OR PROCEEDINGS. There is no litigation, tax claim or proceeding pending, or, to the knowledge of Borrower following due investigation, threatened against Borrower or its property.

3.6 CORRECTNESS OF FINANCIAL STATEMENTS. Borrower’s financial statements which have been delivered to Lender fairly, fully and accurately reflect Borrower’s financial condition as of December 31, 2006; and, since that date there has been no Material Adverse Change.

3.7 NO EVENT OF DEFAULT. No Default or Event of Default has occurred and is continuing.

3.8 FULL DISCLOSURE. None of the representations or warranties made by Borrower in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of Borrower in connection with the Loan Documents (including disclosure materials delivered by or on behalf of Borrower to Lender prior to a Borrowing Date), when taken together, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

3.9 INSURANCE. Borrower has in full force and effect such insurance policies as are customary in its industry.

3.10 INVESTMENT COMPANY ACT. Borrower is not an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, or is controlled by such an “investment company.”

3.11 SOLVENCY. Borrower is solvent and will continue to be solvent after the creation of the obligations of Borrower to Lender hereunder and the consummation of the other transactions contemplated hereby.

ARTICLE 4 - AFFIRMATIVE COVENANTS

During the term of this Agreement and until its performance of all obligations to Lender, Borrower will:

4.1 NOTICE TO LENDER. Promptly give written notice to Lender of:

(A) Any litigation or administrative or regulatory proceeding affecting Borrower where the amount claimed against Borrower is Twenty-Five Thousand Dollars ($25,000) or more, or where the granting of the relief requested could reasonably have a Material Adverse Effect;

(B) The occurrence of any Default or any Event of Default, where the Borrower has knowledge, or reasonable should have knowledge, of such Default or Event of Default.

(C) Any change in the location of Borrower’s principal place of business at least thirty (30) days in advance of such change.

(D) Any default, or an event which the giving of notice, passage of time, or both would constitute a default, by Borrower under any agreement, including but not limited to any joint venture, partnering, distribution, cross-licensing, strategic alliance, collaborative research or manufacturing, license or similar agreement which could reasonably be expected to have a Material Averse Effect; and

(E) Any other matter which has resulted or might reasonably result in a Material Adverse Change, of which the Borrower is aware or of which the Borrower reasonably should be aware.

4.2 OTHER INFORMATION. Provide to Lender such other statements, lists of property and accounts, budgets, forecasts, reports, or other information as Lender may from time to time request.

4.3 EXISTENCE. Maintain and preserve Borrower’s existence and all rights, powers and privileges necessary or desirable in the normal course of its business.

4.4 COMPLIANCE WITH LAWS. Comply with all laws, rules, regulations applicable to, and all orders and directives of any governmental or regulatory authority having jurisdiction over, Borrower or Borrower’s business, and with all material agreements to which Borrower is a party, except where the failure to so comply would not have a Material Adverse Effect.

4.5 TAXES AND OTHER LIABILITIES. Pay all Borrower’s obligations when due; pay all taxes and other governmental or regulatory fees or assessments before delinquency or before any penalty attaches thereto, except as may be timely contested in good faith by the appropriate procedures and for which Borrower shall maintain appropriate reserves; and timely file all required tax returns.

ARTICLE 5 - NEGATIVE COVENANTS

During the term of this Agreement and until the performance of all obligations to Lender, Borrower will not (without Lender’s prior written consent):

5.1 DIVIDENDS. Except after a Qualified Public Offering, pay any dividends or purchase, redeem or otherwise acquire or make any other distribution with respect to any of Borrower’s capital stock, except dividends or other distributions solely of capital stock of Borrower or repurchases of unvested shares, at the original purchase price, held by employees.

5.2 DEBT. Prepay any debt obligation of Borrower or any affiliate of Borrower.

5.3 CHANGES/MERGERS. Liquidate or dissolve, or enter into any consolidation, merger, partnership, joint venture or other combination that would constitute a Material Adverse Change.

5.4 SALES OF ASSETS. Sell, transfer, lease or otherwise dispose of any of borrower’s assets except for fair consideration or where such sale, transfer, lease or other disposition of assets, individually or in the aggregate, would not constitute a Material Adverse Change.

5.5 LOANS/INVESTMENTS. Make or suffer to exist any loans, guaranties, advances, or investments, except:

(A) Accounts receivable in the ordinary course of Borrower’s business;

(B) Investments in domestic certificates of deposit issued by, and other domestic investments with, financial institutions organized under the laws of the United States or a state thereof.

(C) Investments in marketable obligations of the United States of America and in open market commercial paper given the highest credit rating by a national credit agency and maturing not more than one year from the creation thereof.

ARTICLE 6 - EVENTS OF DEFAULT

6.1 EVENTS OF DEFAULT. Upon the occurrence and during the continuation of any of the events described below in this SECTION 6.1 (each an “Event of Default”), the Lender may at its option (1) make all sums of Basic Interest and principal, all Terminal Payments, and any other amounts owing under any Loan Documents immediately due and payable without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor or any other notices or demands, and (2) give Lender the right to exercise any other right or remedy provided by contract or applicable law:

(A) Borrower shall fail to make any payment of Basic Interest or Terminal Payment when due under this Agreement and the Note, or fail to pay any fees or other charges when due under any Loan Document, and such failure continues for five (5) Business Days or more after the same first becomes due; or an Event of Default as defined in any other Loan Document shall have occurred;

(B) Any representation or warranty made, or financial statement, certificate or other document provided, by Borrower under any Loan Document shall prove to have been false or misleading in any material respect when made or deemed made herein;

(C) Borrower shall fail to pay its debts generally as they become due or shall commence any Insolvency Proceeding with respect to itself; an involuntary Insolvency Proceeding shall be filed against Borrower, or a custodian, receiver, trustee, assignee for the benefit of creditors, or other similar official, shall be appointed to take possession, custody or control of the properties of Borrower, and such involuntary Insolvency Proceeding, petition or appointment is acquiesced to by Borrower or is not dismissed within sixty (60) days; or the dissolution or termination of the business of Borrower;

(D) Borrower shall be in default beyond any applicable period of grace or cure under any other agreement involving the borrowing of money, the purchase of property, the advance of credit or any other monetary liability of any kind to Lender or to any Person which results in the acceleration of payment of such obligation in an amount in excess of Twenty-Five Thousand Dollars ($25,000);

(E) Any governmental or regulatory authority shall take any judicial or administrative action, that would have a Material Adverse Effect, and which cannot be cured by Borrower within thirty (30) days of such action;

(F) Any sale, transfer or other disposition of all or a substantial or material part of the assets of Borrower, including without limitation to any trust or similar entity, shall occur where such sale, transfer, lease or other disposition of assets would constitute a Material Adverse Change;

(G) Any judgment(s) singly or in the aggregate in excess of Fifty Thousand Dollars ($50,000) shall be entered against Borrower which remain unsatisfied, unvacated or unstayed pending appeal for thirty (30) or more days after entry thereof; or

(H) Borrower shall fail to perform or observe any covenant contained in this Agreement or any other Loan Document (except for the covenant contained in Section 6.1(A)) and the breach of such covenant is not cured within thirty (30) days after the sooner to occur of Borrower’s receipt of notice of such breach from Lender or the date on which such breach first becomes known to any officer of Borrower; PROVIDED, HOWEVER, that if such breach is not capable of being cured within such 30 day period and Borrower timely notifies Lender of such fact and Borrower diligently pursues such cure, then the cure period shall be extended to the date requested in Borrower’s notice, but in no event more than forty-five (45) days from the initial breach.

ARTICLE 7 - GENERAL PROVISIONS

7.1 NOTICES. Any notice given by any party under any Loan Document shall be in writing and personally delivered, sent by overnight courier, or United States mail, postage prepaid, or sent by facsimile, to be promptly confirmed in writing, or other authenticated message, charges prepaid, to the other party’s or parties’ addresses shown on the signature pages hereto. Each party may change the address or facsimile number to which notices, requests and other communications are to be sent by giving written notice of such change to each other party. Notice given by hand delivery shall be deemed received on the date delivered; if sent by overnight courier, on the next business day after delivery to the courier service; if by first class mail, on the third business day after deposit in the U.S. Mail; and if by telecopy, on the date of transmission.

7.2 BINDING EFFECT. The Loan Documents shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns; provided, however, that Borrower may not assign or transfer Borrower’s rights or obligations under any Loan Document without Lender’s prior written consent. Lender reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Lender’s rights and obligations under the Loan Documents. In connection with any of the foregoing, Lender may disclose all documents and information which Lender now or hereafter may have relating to the Loans, Borrower, or its business; provided that any person who receives such information shall have agreed in writing in advance to maintain the confidentiality of such information on terms reasonably acceptable to Borrower.

7.3 NO WAIVER. Any waiver, consent or approval by Lender of any Event of Default or breach of any provision, condition, or covenant of any Loan Document must be in writing and shall be effective only to the extent expressly set forth in writing. No waiver of any breach or default shall be deemed a waiver of any later breach or default of the same or any other provision of any Loan Document. No failure or delay on the part of Lender in exercising any power, right, or privilege under any Loan Document shall operate as a waiver thereof, and no single or partial exercise of any such power, right, or privilege shall preclude any further exercise thereof or the exercise of any other power, right or privilege. Lender has the right at its sole option to continue to accept payments of Basic Interest, Default Interest and/or all or part of the Terminal Payment due under the Loan Documents after Default, and such acceptance shall not constitute a waiver of said Default or an extension of the Maturity Date unless Lender expressly agrees in writing to such waiver or extension.

7.4 RIGHTS CUMULATIVE. All rights and remedies existing under the Loan Documents are cumulative to, and not exclusive of, any other rights or remedies available under contract or applicable law.

7.5 UNENFORCEABLE PROVISIONS. Any provision of any Loan Document executed by Borrower which is prohibited or unenforceable in any jurisdiction shall be so only as to such jurisdiction and only to the extent of such prohibition or unenforceability, but all the remaining provisions of any such Loan Document shall remain valid and enforceable.

7.6 ACCOUNTING TERMS. Except as otherwise provided in this Agreement, accounting terms and financial covenants and information shall be determined and prepared in accordance with GAAP.

7.7 INDEMNIFICATION; EXCULPATION. Borrower shall pay and protect, defend and indemnify Lender and Lender’s employees, officers, directors, shareholders, affiliates, correspondents, agents and representatives (other than Lender, collectively “Agents”) against, and hold Lender and each such Agent harmless from, all claims, actions, proceedings, liabilities, damages, losses, expenses (including, without limitation, attorneys’ fees and costs) and other amounts incurred by Lender and each such Agent, arising from (i) the matters contemplated by this Agreement or any other Loan Documents, (ii) financing statement of record outstanding at the time of this Agreement, or (iii) any contention that Borrower has failed to comply with any law, rule, regulation, order or directive applicable to Borrower’s business; PROVIDED, HOWEVER, that this indemnification shall not apply to any of the foregoing incurred solely as the result of Lender’s or any Agent’s gross negligence or willful misconduct. This indemnification shall survive the payment and satisfaction of all of Borrower’s Obligations to Lender.

7.8 REIMBURSEMENT. Borrower shall reimburse Lender for all costs and expenses, including without limitation reasonable attorneys’ fees and disbursements expended or incurred by Lender in any arbitration, mediation, judicial reference, legal action or otherwise in connection with (a) the preparation and negotiation of the Loan Documents, (b) the amendment, interpretation and enforcement of the Loan Documents, including, without limitation, during any workout, attempted workout, and/or in connection with the rendering of legal advice as to Lender’s rights, remedies and obligations under the Loan Documents, (c) collecting any sum which becomes due Lender under any Loan Document, (d) any proceeding for declaratory relief, any counterclaim to any proceeding, or any appeal, or (e) the protection, preservation or enforcement of any rights of Lender. For the purposes of this section, attorneys’ fees shall include, without limitation, fees incurred in connection with the following: (1) contempt proceedings; (2) discovery; (3) any motion, proceeding or other activity of any kind in connection with an Insolvency Proceeding; (4) garnishment, levy, and debtor and third party examinations; and (5) post judgment motions and proceedings of any kind, including without limitation any activity taken to collect or enforce any judgment or appeals. All of the foregoing costs and expenses shall be payable upon demand by Lender, and if not paid within thirty (30) days of presentation of invoices shall bear interest at the highest applicable Default Rate.

7.9 EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts which, when taken together, shall constitute but one agreement.

7.10 ENTIRE AGREEMENT. The Loan Documents are intended by the parties as the final expression of their agreement and therefore contain the entire agreement between the parties and supersede all prior understandings or agreements concerning the subject matter hereof. This Agreement may be amended only in a writing signed by Borrower and Lender.

7.11 TIME OF THE ESSENCE. Time is of the essence in the performance by Borrower of any of its obligations under the Loan Documents.

7.12 USA PATRIOT ACT. Lender hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the Patriot Act.

7.13 GOVERNING LAW AND JURISDICTION.

(A) THIS AGREEMENT AND THE LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF MINNESOTA, WITHOUT REFERENCE TO ITS CHOICE OF LAWS PROVISIONS.

(B) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF HENNEPIN COUNTY OF THE STATE OF MINNESOTA OR OF THE UNITED STATES FOR THE DISTRICT OF MINNESOTA, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF BORROWER AND LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF BORROWER AND LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. BORROWER AND LENDER EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY MINNESOTA LAW.

7.14 WAIVER OF JURY TRIAL. BORROWER AND LENDER EACH WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. BORROWER AND LENDER EACH AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION , COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEMS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

IN WITNESS WHEREOF, Borrower and Lender have executed this Agreement as of the date set forth in the preamble.

BORROWER: CapSource Financial, Inc.		LENDER:
By	/s/ Steven E. Reichert	By	/s/ Randolph M. Pentel
	Name: Steven E. Reichert Its: Vice President		Name: Randolph M. Pentel

EXHIBIT 10.2

EXHIBIT A

PROMISSORY NOTE

$_______	_______, 2007

FOR VALUE RECEIVED, the undersigned, CapSource Financial, Inc., a Colorado corporation (the “Borrower”), with its principal executive office at 2305 Canyon Boulevard, Suite 103, Boulder, CO 80302, hereby promises to pay to the order of Randolph M. Pentel, (the “Lender”) or its assigns, at its offices at 715 Eaton Street, St. Paul, MN 55107 or at such other place as the Lender may designate by written notice to the Borrower, the principal sum of ___________DOLLARS ($_______), pursuant to the terms of that certain Master Loan Agreement between the parties (the “Loan Agreement”) , together with Basic Interest at the rate of 9.50% per annum thereon from the date each advance is made until paid in full, and Default Interest as set forth in Section 2.8 of the Loan Agreement. Payments of principal and interest shall be made in immediately available funds in lawful money of the United States. Capitalized terms not otherwise defined herein shall have the meaning given them in the Loan Agreement.

1.	Payment of Principal and Interest

(a)   Borrower shall pay accrued Basic Interest (and Default Interest, if applicable) on the outstanding principal balance under this Note at maturity. Interest on this Note shall be calculated on the basis of a 365-day year and for the actual number of calendar days elapsed.

(b)   The entire unpaid principal balance, together with the accrued but unpaid interest and other unpaid charges or fees hereunder, shall be due and payable in full on _______, 2008 (the “Maturity Date”).

(c)   The Borrower shall have the right to prepay this Note, in whole or in part, pursuant to the terms of the Loan Agreement. Any prepayments shall be applied first to accrued Basic Interest, accrued Default Interest until the entire amount thereof has been paid and next to principal.

(d)   Notwithstanding anything herein to the contrary, if any amount of principal or interest becomes due on a day that is not a Business Day, the due date thereof shall be extended to the immediately succeeding day which is a Business Day, and Basic Interest (and Default Interest, if applicable) thereon shall accrue during the period of such extension at the rate provided for herein.

2.         Events of Default. If an Event of Default shall occur, the Lender shall have such rights and remedies as are set forth in Section 6.1 of the Loan Agreement. The term “Event of Default” shall have the meaning ascribed to it in the Loan Agreement.

3.         Amendments. Changes in or additions to this Note may be made, or compliance with any term, covenant, agreement, condition or provision set forth herein may be omitted or waived (either generally or in a particular instance and either retroactively or prospectively), only in writing.

4.         Waiver. The failure of the Lender to insist, in any one or more instances, on performance of any of the terms, covenants and conditions hereof shall not be construed as a waiver or relinquishment of any rights granted hereunder or of the future performance of any such terms, covenants or conditions, but the obligation of the Borrower with respect thereto shall continue to be in full force and effect.

5.         Benefits; Assignment. The rights and benefits of the Lender hereunder shall inure to the benefit of its successors and assigns, and Borrower acknowledges that Lender may pledge this Note to its lenders. The Borrower may not assign any rights or obligations hereunder without the prior written consent of the Lender, and any such attempted assignment shall be null and void and of no force or effect.

6.         Notices. All notices, requests and demands to or upon the parties hereto shall be deemed to have been given or made when deposited in the mail, certified or registered, postage prepaid, addressed to the address of the party set forth in the Loan Agreement or such other address as any party may request by notice given as aforesaid.

7.         Collection. The Borrower agrees to pay any costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by the Lender in the collection of any and all amounts due under this Note that are not paid when due and payable and the enforcement of the Lender’s rights under this Note.

8.         Governing Law. This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Minnesota, without giving effect to the principles of conflict of laws thereof.

9.         Severability. The holding of any provision of this Note to be invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision hereof and all other provisions hereof shall remain in fill force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, this Promissory Note has been executed and delivered on the date first above written by the undersigned Borrower.

CAPSOURCE FINANCIAL, INC.
By:
Its